Exhibit 6.30

STAG PROMISSORY NOTE EXTENSION AGREEMENT

This PROMISSORY NOTE EXTENSION AGREEMENT (this “Agreement”) is made and entered into effective as of December 08, 2025 by and between Neptune REM, LLC a Delaware corporation (the “Company”), and Terra Mint Group Corp. (“Holder”).

WHEREAS, the Company and Holder are parties to a Promissory Note, dated January 12, 2024, in the principal amount of $400,300.00 (the “Note”; capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Note);

WHEREAS, Section 2 of the Note provides that the Principal Amount and all unpaid interest owed thereunder shall be due and payable after the date listed in 1(e) (the “Maturity Date”);

WHEREAS, Section 11 of the Note provides that the Note may only be amended by an instrument executed by both the Holder and the Company; and

WHEREAS, the Company and Holder desire to amend the Note to extend the Maturity Date upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Section 1(e) of the Note is hereby amended and restated in its entirety to read as follows:

“Maturity Date” shall mean the date that is twenty four (24) months following the Offering Start Date.

2.            The parties hereby acknowledge and agree that all prior Events of Default are hereby waived, no penalty interest has accrued in connection therewith, and no Event of Default currently exists or is continuing as of the date of this Agreement.

3.             Except as expressly modified herein, all other terms and provisions of the Note shall continue and remain in full force and effect.

4.             This Agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this Agreement. This Agreement shall be governed by and construed under the laws of the State of Delaware. This Agreement may be executed in two or more counterparts (which may be facsimiles, PDFs or signed documents created using DocuSign or similar services), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Holder have signed this Agreement on the day and year first above written.

COMPANY:

NEPTUNE REM, LLC

By:	/s/ John Arsenault
Name:	John Arsenault
Title:	Manager

HOLDER:

TERRA MINT GROUP CORP.

By:	/s/ Chris Gerardi
Name:	Chris Gerardi
Title:	Chief Operating Officer

[SIGNATURE PAGE TO PROMISSORY NOTE EXTENSION AGREEMENT]